Exhibit 99.1

ACHILLION REITERATES HCV PIPELINE PRIORITIES AND

REPORTS THIRD QUARTER AND

NINE MONTH 2013 FINANCIAL RESULTS

NEW HAVEN, Conn. (November 12, 2013) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today reported financial results for the three and nine months ended September 30, 2013 and provided an update on the Company’s portfolio of direct-acting antiviral compounds being developed for the treatment of chronic hepatitis C virus (HCV).

For the third quarter of 2013, Achillion reported a net loss of $13.9 million or $0.14 per share, compared with a net loss of $15.3 million or $0.20 per share for the third quarter of 2012. Cash, cash equivalents, marketable securities, and interest receivable as of September 30, 2013 were $173.1 million.

“Over the next few months our priority is to advance our proprietary assets through critical milestones, including the completion of the preclinical work necessary to initiate first-in-human trials with ACH-3422, our uridine-analog nucleotide prodrug, for the potential treatment of chronic HCV,” commented Milind S. Deshpande, Ph.D., President and Chief Executive Officer of Achillion. “Furthermore, we intend to engage in regulatory discussions regarding the path forward for sovaprevir, which remains on clinical hold, and in parallel, we plan to initiate early next year a drug-drug interaction study followed by a therapeutic trial to evaluate our differentiated NS5A inhibitor, ACH-3102, in combination with our macrocyclic protease inhibitor, ACH-2684.”

Dr. Deshpande further commented, “We believe that our current cash balance of approximately $173 million will be more than sufficient to reach several value creating milestones and fund our operations for more than two years.”

Third Quarter Results

For the three months ended September 30, 2013, Achillion reported a net loss of $13.9 million compared with a net loss of $15.3 million during the same period of 2012. The Company recognized no revenues for the three months ended September 30, 2013 nor any during the same period in 2012.

Research and development expenses were $11.3 million for the three months ended September 30, 2013, compared with $12.6 million for the same period of 2012. The decrease for the three months ended September 30, 2013 was primarily due to decreased manufacturing costs associated with sovaprevir and decreased clinical costs associated with ACH-2684, offset by increased clinical trial costs related to ACH-3102 and the combination trial evaluating sovaprevir and ACH-3102. For the three months ended September 30, 2013, general and administrative expenses were $2.7 million, compared with $2.6 million incurred during the same period in 2012. The increase in general and administrative expenses was primarily due to an increase in non-cash charges related to stock based compensation and increased business development consulting fees.

Non-cash stock compensation expense totaled $1.2 million for the third quarter of 2013 as compared with $934,000 for the third quarter of 2012 and is included in research and development and general and administrative expenses.

Nine Month Results

For the nine months ended September 30, 2013, Achillion reported a net loss of $45.6 million, an increase from a net loss of $35.9 million in the same period in 2012. There were no revenues during the first nine months of 2013, compared with $2.5 million in the prior year period. Revenue during the first nine months of 2012 was related to recognition of deferred revenue under the Company’s former collaboration with Gilead Sciences, Inc.

For the nine months ended September 30, 2013, research and development expenses totaled $36.6 million, compared with $30.6 million during the same period in 2012. Research and development expenses increased primarily due to increased costs related to combination clinical trials and drug interaction studies of sovaprevir and ACH-3102, increased costs related to the ACH-3422 preclinical studies as well as increased scientific consulting fees. Personnel costs and non-cash charges related to stock based compensation also increased primarily due to the addition of personnel in our development group. General and administrative expenses were $9.4 million for the nine months ended September 30, 2013, increased from $8.0 million in the same period in 2012. The increase in general and administrative expenses was primarily due to an increase in non-cash charges related to stock based compensation combined with increased business development consulting fees.

Non-cash stock compensation expense totaled $4.3 million for the nine months ended September 30, 2013 as compared with $2.7 million for the same period in 2012, and is included in research and development and general and administrative expenses.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 170 million people are infected with HCV worldwide including more than 5 million people in the United States, making HCV more than twice as widespread as HIV. Three-fourths of the global HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

For additional information on Achillion’s ongoing clinical trials please visit: http://clinicaltrials.gov

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s discovery, clinical development, and commercial teams have advanced multiple novel product candidates with proven mechanisms of action into studies and toward the market. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: our plans to initiate clinical trials of ACH-3422, continue to engage in discussions with FDA regarding the sovaprevir clinical hold, and initiate additional clinical trials of ACH-3102 and ACH-2684; and our belief that our cash will be sufficient to reach value creating milestones and fund operations for more than two years. We may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “believe,” “seek,” “ estimate,” “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things our ability to: demonstrate in any potential future clinical trials the requisite safety, efficacy and combinability of our drug candidates; advance the preclinical and clinical development of our drug candidates under the timelines we project; satisfactorily respond to the FDA’s requirements for removing the clinical hold placed on sovaprevir by the FDA; obtain and maintain necessary regulatory approvals; obtain and maintain patent protection for our drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; manage litigation; raise the substantial additional capital needed to achieve our business objectives; and successfully execute on our business strategies. These and other risks are described in the reports we file with the U.S. Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents our views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. We disclaim any duty to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com

Media: Carol Ready Ogilvy PR Tel. (212)880-5211 carol.ready@ogilvy.com	Investors: Seth Lewis The Trout Group, LLC Tel. (646) 378-2952 slewis@troutgroup.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenue	$—	$—	$—	$2,489

Operating expenses:
Research and development	11,342	12,641	36,629	30,562
General and administrative	2,734	2,647	9,353	7,965

Total operating expenses	14,076	15,288	45,982	38,527

Loss from operations	(14,076)	(15,288)	(45,982)	(36,038)

Other income (expense):
Interest income	166	49	429	168
Interest expense	(9)	(16)	(44)	(53)

Net loss	$(13,919)	$(15,255)	$(45,597)	$(35,923)

Net loss per share - basic and diluted	$(0.14)	$(0.20)	$(0.49)	$(0.50)

Weighted average shares outstanding - basic and diluted	96,648	74,647	93,066	72,099

Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2013	2011

Cash, cash equivalents, marketable securities and interest receivable	$173,068	$77,659
Working capital	130,395	58,731
Total assets	176,061	81,530
Long-term liabilities	110	347
Total liabilities	11,648	9,483
Total stockholders’ equity	164,413	72,047